EXHIBIT 10.26
FOSSIL GROUP, INC.
2021 DEFERRED PLAN FOR DIRECTOR FEES

This Fossil Group, Inc. 2021 Deferred Plan for Director Fees (the “Plan”), adopted as of December 28, 2020 (the “Effective Date”) by Fossil Group, Inc., a Delaware corporation (the “Company”), is being established primarily for the purpose of providing to members of the Board of Directors of the Company (the “Board”) the ability to defer receipt of all or part of their compensation as a Director.

1.Purpose. The purpose of the Plan is to provide members of the Board who are not employees of the Company or its subsidiaries with the opportunity to elect to defer all or a portion of (i) the cash fees otherwise payable to them by the Company and (ii) the restricted stock units granted to them by the Company.

1.Definitions. For purposes of the Plan:
a.“Account” means the separate account maintained on the books of the Company for each Participant pursuant to Section 7.
b.“Adjustment Date” means the last day of each calendar quarter and such other dates as the Committee in its discretion may prescribe.
c.“Annual Fee” means the retainer and meeting fees paid to a Director for services rendered as a member of the Board, including fees for services on a committee, during a calendar year.
d.“Board” means the Board of Directors of the Company.
e.“Claims” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or any Election Agreement.
f.“Committee” means the Compensation Committee of the Board.

a.“Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be.

a.“Deferred Stock Units” means deferred stock units credited to a Participant’s Account pursuant to an election by the Participant under Sections 5 and 6.

a.“Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries.

a.“Effective Date” means December 28, 2020.

a.“Election Agreement” shall have the meaning set forth in Section 4 below.

a.“Fair Market Value” shall have the meaning set forth in the LTIP.

a.“LTIP” means the Fossil Group, Inc. 2016 Long-Term Incentive Plan, as amended from time to time, and any other stockholder-approved equity plan of the Company that is in effect from time to time.

a.“Participant” means a Director who makes a deferral election under Section 5 or Section 6 of the Plan.

a.“Plan” means the Fossil Group, Inc. 2021 Deferred Plan for Director Fees as set forth herein and as amended from time to time. The Plan is a sub-plan under the LTIP.

a.“Restricted Stock Units” means restricted stock units granted to the Participant under the LTIP.

a.“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

a.“Termination of Service” shall have the meaning set forth in the LTIP.

1.Administration. The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof and establish, amend and revoke rules and regulations as it deems necessary or desirable for the administration of the Plan. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in the Plan, any portion of any Account or the Deferred Stock Units.

A majority of the Committee shall constitute a quorum. The Committee shall take action either by (i) a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) written approval by all of the members of the Committee without a meeting. The Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

No member of the Board or the Committee, and no officer of the Company to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith; and the members of the Board, the Committee and such officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law.

1.Eligibility. Each Director shall be eligible to participate in the Plan and to make the elections provided under Sections 5 and 6 by completing a written election agreement, in the form provided by the Company (the “Election Agreement”).

1.Deferral of Cash Portion of the Annual Fee.

(a) Annual Election to Defer Cash Portion of Annual Fee. Each year beginning with the calendar year beginning January 1, 2021, prior to the beginning of the calendar year, a Director may elect, in accordance with this Section 5, to defer receipt of all or a specified part of his or her cash portion of his or her Annual Fee. The Company will maintain an Account for each Participant into which the deferred portion of his or her cash portion of his or her Annual Fee will be credited on the date the Director would otherwise be entitled to receive such amount. For each calendar year during which such amounts are deferred under the Plan, sums credited to the Account will accrue an interest equivalent from the date they are credited at a rate equal to the annual LIBOR rate plus 50 bps or such other annual rate as determined by the Committee prior to the beginning of each calendar year; provided that any such determination of the Committee shall be limited by, and made in accordance with, Section 409A and any guidance issued thereunder. The accrued interest equivalent shall be credited to the Account on each Adjustment Date, and shall thereafter be subject to subsequent accruals of an interest equivalent.

(b) Annual Election to Convert Cash Retainer into Deferred Stock Units. Each year beginning with the calendar year beginning January 1, 2021, prior to the beginning of the calendar year, a Participant may elect to have the deferred cash portion of his or her Annual Fee for such calendar year treated as if invested in units of Common Stock of the Company (“Deferred Stock Units”), in lieu of having the Account credited with an interest equivalent as provided in Section 5(a). In the event of such an election, Deferred Stock Units will be deemed to be acquired on the last day of each quarter for the deferred portion of the Annual Fee credited to the Account for that quarter. At each Adjustment Date, a Participant’s Account that has been credited with Deferred Stock Units shall be valued on the basis of shares of the Company’s Common Stock at that date, taking into account any increase or decrease in the Fair Market Value of the Company’s Common Stock. Prior to the beginning of a calendar year, a Participant must affirmatively elect to have the deferred portion of his or her Annual Fee for such calendar year treated as if invested in Deferred Stock Units. Such an election must be made prior to the first day of the applicable calendar year and shall apply to the deferred cash portion of the Annual Fee for the entire calendar year. After such an election is made, the Participant may, for any subsequent calendar year, change his or her election to have the deferred cash portion of the Annual Fee for future calendar years credited with an interest equivalent. Any amounts previously treated as invested in Deferred Stock Units will continue to be so treated as invested in Deferred Stock Units, except that at any time following a Participant’s Termination of Service, if he or she has not elected to be paid a lump sum, then he or she may elect, by written notice to the Company, to have the Deferred Stock Units in his or her Account converted into a dollar value as of the next Adjustment Date to thereafter accrue an interest equivalent on the value of the Account.

(c) Initial Participant Elections. An individual who becomes an Director for the first time after a calendar year has commenced may make a deferral election, not later than the 30th day following the date the individual becomes a Director, with respect to all or a portion of the Director’s annual cash portion of his or her Annual Fee that is earned for calendar quarters that begin after the date of such election and have such fees credited to the Director’s Account under Section 7. Any election made pursuant to this Section 5(c) shall be in a manner consistent with Sections 5(a) and 5(b).

(d) Duration of Elections. Any election made pursuant to this Section 5 shall remain in effect for future calendar years unless and until the Participant makes a new election in accordance with this Section 5. In order to change the amount of a deferral for any subsequent calendar year (or to cease deferrals), a Participant must make a new election prior to the calendar year for which the new election is to be effective.

(e) Valuation of Account. The amount payable from a Participant’s Account relating to the deferral of the cash portion of the Annual Fee shall be determined on the basis of the value of the Account as of the Adjustment Date last preceding the date of payment plus any deferrals credited to and less any distributions made from such Account since such Adjustment Date. The amount of each payment made with respect to an Account shall be deducted from the balance of such Account at the time of payment.

1.Deferral of Restricted Stock Units.

(a) Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2021, each Director may elect, in accordance with rules and procedures established by the Committee, to defer payment of all or a portion of the Restricted Stock Units granted to the Director in such calendar year and have the payment credited to the Director’s Account under Section 7. Any election made under this paragraph shall become irrevocable as of December 31st of the year prior to the year in which the Restricted Stock Units relating to the election are granted. For purposes of this Plan, any deferred Restricted Stock Units shall be refered to hereunder also as Deferred Stock Units.

(b) Initial Participant Elections. An individual who becomes a Director for the first time after a calendar year has commenced may make a deferral election, not later than the day prior to the grant of Restricted Stock Units in such calendar year to the Director, with respect to all or a portion of the Restricted Stock Units granted to the Director in such calendar year and have the payment credited to the Director’s Account under Section 7.

(c) Duration of Elections. Any election made pursuant to this Section 6 shall remain in effect for future calendar years unless and until the Participant makes a new election in accordance with Section 6(a). In order to change the number of Restricted Stock Units deferred for any subsequent calendar year (or to cease deferrals), a Participant must make a new election prior to the calendar year for which the new election is to be effective.

(d) Valuation of Account. The amount payable from a Participant’s Account relating to the deferral of Restricted Stock Units shall be determined on the basis of the value of the Account as of the Adjustment Date last preceding the date of payment plus any deferrals credited to and less any distributions made from such Account since such Adjustment Date. The amount of each payment made with respect to an Account shall be deducted from the balance of such Account at the time of payment.

1.Account.

a.Cash Retainers. The crediting of cash and/or Deferred Stock Units to the Director’s Account with respect to the deferral of cash portion of the Annual Fees pursuant to Section 5 shall be made as of the dates the fees earned by the Director during the applicable calendar year would otherwise have been payable to the Director. To the extent the Director elects to receive Deferred Stock Units, the number of Deferred Stock Units to be credited shall be equal to the result of dividing the amount deferred as of each such date by the Fair Market Value of one share of Common Stock on such date.
b.Restricted Stock Units. The crediting of Deferred Stock Units to the Director’s Account with respect to the deferral of Restricted Stock Units pursuant to Section 6 shall be made as of the dates the Restricted Stock Units granted to the Director during the applicable calendar year would otherwise have been payable to the Director. The number of Deferred Stock Units to be credited shall be equal to the number of Restricted Stock Units that are deferred by the Director as of such date.
c.Cash Dividends. Whenever any cash dividends are declared on the Common Stock, the Company will credit the Account of each Participant on the date such dividend is paid with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units credited to the Participant’s Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one share of Common Stock on the date such dividend is paid by the Company to the holders of Common Stock.
d.Capitalization Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock as described in Article 12 of the LTIP, the provisions of such Article shall apply to the Deferred Stock Units credited to the Participant’s Account.

1.Distribution of Account. The Participant’s Account will be distributed to the Participant, in accordance with the Participant’s election in his or her Election Agreement to receive payment either (i) in annual installments not exceeding ten years or (ii) in a lump sum; such installments shall begin, or lump sum payment shall be made, as soon as practicable following the Participant’s Termination of Service; provided however, that with respect to any Participant who is treated as a “specified employee” (as defined in Section 409A) for the year in which the Termination of Service occurs, to the extent required by Section 409A, such lump sum distribution or the first annual installment (as the case may be) shall be delayed until the date which is six (6) months after the Termination of Service (or, if earlier, the date of the Participant’s death); provided, however, payment of any deferral of Restricted Stock Units that were payable in Common Stock may only be paid in a lump sum in shares of Common Stock. Any distribution election must be made in advance of the performance of services during the calendar year for which an election to participate in the Plan is or has been made and shall be irrevocable; provided however, a change in the form of the payment may be made if the change is (i) made at least 12 months before the first payment is scheduled to commence, and (ii) such change results in each payment being made no earlier than five years after such payment was scheduled to begin under the prior election. However, no such change may result in the acceleration of any payment in violation of Section 409A.

Upon a Participant’s Termination of Service, the Participant’s distribution shall be made in accordance with the distribution election made on the Election Agreement for the calendar year or periods for which the election applies. If the Participant fails to make an election, the Participant’s Account will be paid in annual installments over a ten-year period. If the Participant is paid in installments, the interest equivalent sum will continue to accrue on the undisbursed balance of the Account and the Deferred Stock Units will continue to be credited with dividend equivalents on the Deferred Stock Units remaining in the Account. All distributions will be deemed to be made pro rata from the interest equivalent balance and from the value of Deferred Stock Units, with the portion of the distribution from Deferred Stock Units being treated as if an equivalent number of Deferred Stock Units had been sold (without commission or other expense) as of the last Adjustment Date in order to make the distribution. The preceding provisions of this paragraph to the contrary notwithstanding, the Participant may change his or her distribution election subsequent to the initial election with the new election to be effective only in the event that the new election is made (i) made at least 12 months before the first payment is scheduled to commence, and (ii) such change results in each payment being made no earlier than five years after such payment was scheduled to begin under the prior election. However, no such change may result in the acceleration of any payment in violation of Section 409A. Provided further that, with respect to any Participant who is treated as a “specified employee” (as defined in Section 409A) for the year in which the Termination of Service occurs, to the extent required by Section 409A, such lump sum distribution or the first annual installment (as the case may be) shall be delayed until the date which is six months after the Termination of Service (or, if earlier, the date of the Participant’s death).

Upon the death of a Participant prior to the receipt of any or all of the installments of his or her Account, such installments as are then unpaid shall be paid in full as soon as practicable following the date of his or her death, to the beneficiary or beneficiaries designated in writing on a form provided by the Company and filed with the Secretary of the Company by the Participant during his lifetime or, upon failure to make such designation or if such designee or designees shall have predeceased Participant, then to the Participant’s estate. The Participant shall have the right to change the beneficiary designation from time to time by instrument in writing delivered to the Secretary of the Company.

1.Change in Control. In the event of a Change in Control (as defined in the LTIP) the Account of each Participant shall be paid to the Participant in a lump sum in cash on or within five business days after the date of the Change in Control, in an amount equal to the result of multiplying (i) the number of Deferred Stock Units credited to the Participant’s Account on the Change in Control date by (ii) the Fair Market Value of one share of Common Stock on the Change in Control date. Notwithstanding the foregoing, if the Change in Control involves the disposition of all of the Common Stock of the Company for cash or securities the price per share received by the holders of Common Stock shall be substituted for the Fair Market Value on the Change in Control date; if the price is paid other than solely in cash or securities with a readily determinable market value, the Board will have the sole discretion to determine the valuation of any such portion of the price per share.

1.Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment under the Plan shall be paid in the event of his or her death prior to payment to the Participant of his or her Account. Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Committee, which is filed with the Company prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, the Account shall be paid to the Participant’s estate.

1.Amendment and Termination. The Board may amend or terminate the Plan at any time in whole or in part; provided, however, that no amendment or termination shall reduce the Deferred Stock Units credited to a Participant’s Account or adversely affect the rights of a Participant to such Deferred Stock Units, without the consent of the Participant (or the Participant’s beneficiary in the event of the Participant’s death). Notwithstanding the foregoing, the Plan may be amended at any time, without the consent of any Participant (or beneficiary) if necessary or desirable to comply with the requirements, or avoid the application, of Section 409A.

1.General Provisions

a.Unfunded Plan. The Company’s obligation to make payment under the Plan shall be contractual only and all payments hereunder shall be made by the Company from its general assets at the time and in the manner provided for in the Plan. No funds, securities or other property of any nature shall be segregated or earmarked for any current or former Participant, beneficiary or other person and their sole right is as a general creditor of the Company with an unsecured claim against its general assets.

a.Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any, payable under the Plan to the Participant or any other person. Any attempted sale, assignment, transfer or pledge shall be null and void and without any legal effect. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

a.Section 409A. Notwithstanding any provision in the Plan to the contrary, the Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A to avoid taxation under section 409A to the extent Section 409A applies to the Plan. The Committee, in its sole discretion shall determine the requirements of Section 409A that are applicable to the Plan and shall interpret the terms of the Plan in a manner consistent therewith. Under no circumstances, however, shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A.

a.No Stockholder Rights. Neither the Participant nor any other person shall have any rights as a stockholder of the Company with respect to the Deferred Stock Units credited to the Participant’s Account until the shares of Common Stock are issued to the Participant (or the beneficiary of the Participant).

a.Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.
b.Successors in Interest. The obligation of the Company under the Plan shall be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Company shall be deemed to include any such successor or successors.
c.Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Director’s sole remedy for any Claim shall be against the Company, and no Director shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 12(g) (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 12(g).